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FIRST FARMERS & MERCHANTS BANK CROSSES BILLION DOLLAR ASSETS MARK FOR BANK AND $3 BILLION IN ASSETS THRESHOLD FOR TRUST IN 2011

Bank also announces 120th consecutive semi-annual dividend to shareholders

COLUMBIA, Tenn.  (January 18, 2012) – First Farmers & Merchants Bank continued its steady growth in 2011 with bank assets crossing the $1 billion mark and Trust and Financial Management Department assets surpassing the $3 billion threshold, bank officials announced today.

Additionally, this past Friday, the bank paid its 120th consecutive semi-annual dividend – almost $2 million – to shareholders.

All three accomplishments further affirmed the institution’s position as one of the strongest banks in Tennessee.

“Our strategy has always been to help build greater financial growth and security for our customers, while also being good community citizens,” said T. Randy Stevens, chairman and CEO, First Farmers & Merchants Bank.  “Reaching these two asset milestones, and paying this dividend, I believe, are all indications that our approach to helping customers achieve their financial goals is the right path to take.  We’re honored that so many individuals and businesses from across Tennessee have trusted First Farmers and we’ll continue doing all that we can to remain strong and stable.”

The 102-year-old bank today has 250 employees and 18 branch offices in its seven-county service area.  In October 2011, the bank reported nine month income of $5.8 million and total shareholder equity of $111.9 million, which represents critical growth during a difficult economy.

First Farmers & Merchants Bank, Member FDIC

816 S. Garden St. • P.O. Box 1148 Columbia, TN 38402 • (931) 388-3145 or (800) 882-8378 • www.myfirstfarmers.com

During the year, First Farmers also opened a new branch office in the Port Royal area of Spring Hill and broke ground for another branch office in the McEwen development of Franklin’s Cool Springs area, which is scheduled to open this coming summer.

“There’s no question that our board of directors, officers and employees all make the difference for our bank,” Stevens said.  “Great customer and community service has been a hallmark of First Farmers & Merchants Bank since our founding.  And it’s what keeps clients happy and our bank growing through both good and bad economies.”

Launched in 1969, the bank’s Trust and Financial Management department was the first bank-run trust operation headquartered in a rural Middle Tennessee county.  Stephen K. Hughes, senior trust officer, leads a 13-member team that supports the estate, trust, retirement plan, IRA and investment-related needs of the bank’s individual and business customers.

“Stephen and his team have done a remarkable job helping more clients than ever before meet their financial goals, which is a truly satisfying accomplishment,” said Stevens.

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About First Farmers & Merchants Bank

Founded in 1909, First Farmers & Merchants Bank (Member FDIC) is one of the most successful independent banks in Tennessee, with total assets of more than $1 billion and an additional $3 billion in assets held by its Trust & Financial Management Department. Headquartered in Columbia, Tenn., and long the market leader in Maury County, the bank operates 18 offices in a seven-county area in Middle Tennessee that includes Maury, Lawrence, Marshall, Hickman, Giles, Dickson and Williamson counties, and has almost 20 percent of all deposits in six of these counties.  In spring 2012, it will open its 19th office in the McEwen development in Franklin, Tenn.  First Farmers is distinguished by its commitment to traditional, personal banking relationships that incorporate state-of-the-art technology to provide the highest possible level of service. For additional information, visit www.myfirstfarmers.com or call the main office at (931) 388-3145.